Exhibit 99.1

Investors Title Company Announces First Quarter 2013 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--May 6, 2013--Investors Title Company today announced its results for the quarter ended March 31, 2013. The Company reported net income of $3,376,730, or $1.62 per diluted share, compared with $1,432,139, or $0.67 per diluted share, for the prior year period.

The Company achieved record first quarter revenues totaling $26,848,273, an increase of 19.8% versus the prior year period, resulting from a 21.7% increase in net premiums written. Historically low interest rates continue to help drive increases in mortgage lending activity. Various new premium charges and rate increases which became effective during the preceding twelve months also contributed to the increase.

Operating expenses increased 8.0% versus the prior year period, primarily due to increases in commissions to agents and payroll expense. Commissions to agents increased commensurate with the increase in agency premiums. The increase in payroll expense was largely driven by higher staffing levels to support ongoing software development initiatives. Positive legal developments in several claim matters, coupled with a significant current quarter recovery of a claim payment made in a prior period, contributed to a benefit in the claims provision during the quarter. In addition, claims experience for several recent policy years continued to emerge favorably in comparison with prior expectations.

Chairman J. Allen Fine added, “We are pleased to see continued strength in mortgage lending activity. Premiums written from purchase transactions increased substantially versus the prior year period, while the level of refinance activity has trended slightly downward. Positive revenue trends, coupled with favorable claims experience, led to very strong results for the first quarter.”

Investors Title Company is engaged through its subsidiaries in the business of issuing and underwriting title insurance policies. The Company also provides investment management services to individuals, companies, banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among other statements, any predictions regarding future agency base expansion or increasing operational efficiency. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions; declines in the performance of the Company’s investments; government regulation; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three Months Ended March 31, 2013 and 2012
(Unaudited)

	Three Months Ended
	March 31
	2013	2012
Revenues:
Net premiums written	$23,925,997	$19,667,420
Investment income - interest and dividends	920,485	977,261
Net realized gain on investments	16,344	192,881
Other	1,985,447	1,576,712
Total Revenues	26,848,273	22,414,274

Operating Expenses:
Commissions to agents	13,489,431	11,192,127
(Benefit) provision for claims	(389,058)	1,631,359
Salaries, employee benefits and payroll taxes	6,149,661	4,990,632
Office occupancy and operations	1,048,665	927,038
Business development	425,033	393,447
Filing fees, franchise and local taxes	180,570	351,922
Premium and retaliatory taxes	440,523	414,794
Professional and contract labor fees	614,443	400,537
Other	137,587	167,279
Total Operating Expenses	22,096,855	20,469,135

Income Before Income Taxes	4,751,418	1,945,139

Provision For Income Taxes	1,365,000	513,000

Net Income	3,386,418	1,432,139

Less: Net Income Attributable to Redeemable Noncontrolling Interests	(9,688)	-

Net Income Attributable to the Company	$3,376,730	$1,432,139

Basic Earnings Per Common Share	$1.65	$0.68

Weighted Average Shares Outstanding - Basic	2,044,801	2,100,835

Diluted Earnings Per Common Share	$1.62	$0.67

Weighted Average Shares Outstanding - Diluted	2,083,999	2,128,788

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2013 and December 31, 2012
(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Investments in securities:
Fixed maturities, available-for-sale, at fair value	$77,498,573	$81,936,978
Equity securities, available-for-sale, at fair value	30,809,436	28,510,933
Short-term investments	19,839,497	13,567,648
Other investments	6,941,042	6,763,100
Total investments	135,088,548	130,778,659

Cash and cash equivalents	20,501,601	20,810,018
Premiums and fees receivable, net	9,404,229	11,037,714
Accrued interest and dividends	882,517	1,037,447
Prepaid expenses and other assets	4,521,774	4,651,115
Property, net	3,737,380	3,603,323

Total Assets	$174,136,049	$171,918,276

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$38,308,000	$39,078,000
Accounts payable and accrued liabilities	12,929,995	15,477,545
Current income taxes payable	374,766	1,336,824
Deferred income taxes, net	2,516,444	893,156
Total liabilities	54,129,205	56,785,525

Redeemable Noncontrolling Interest	503,549	493,861

Stockholders' Equity:
Common stock - no par value (shares authorized 10,000,000; 2,045,968 and 2,043,359 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively, excluding 291,676 shares for 2013 and 2012 of common stock held by the Company's subsidiary)	1	1
Retained earnings	109,125,314	105,820,459
Accumulated other comprehensive income	10,377,980	8,818,430
Total stockholders' equity	119,503,295	114,638,890

Total Liabilities and Stockholders' Equity	$174,136,049	$171,918,276

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three Months Ended March 31, 2013 and 2012
(Unaudited)

	Three Months Ended
	March 31
	2013	%	2012	%
Branch	$5,783,629	24.2	$4,822,792	24.5

Agency	18,142,368	75.8	14,844,628	75.5

Total	$23,925,997	100.0	$19,667,420	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200